As filed with the Securities and Exchange Commission on March 29, 2021

Registration No. 333-234620

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Urovant Sciences Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	98-1463899
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB, United Kingdom

Telephone: (949) 226-6029

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ajay Bansal

Senior Vice President and Chief Financial Officer

Urovant Sciences, Inc.

5281 California Avenue, Suite 100

Irvine, CA 92617

Telephone: (949) 226-6029

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jonn R. Beeson

Jones Day

3161 Michelson Drive, Suite 800

Irvine, California 92612-4408

Telephone: +1.949.553.7528

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statement filed by Urovant Sciences Ltd. (the “Registrant”):

•

Registration Statement on Form S-3 (File No.333-234620) (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2019, which registered the offer, issuance and sale of up to $200,000,000 of the Registrant’s common shares, preference shares, debt securities and warrants, including up to $50,000,000 of the Registrant’s common shares that may be issued and sold under the Sales Agreement with Jefferies LLC.

On March 29, 2021, pursuant to the Agreement and Plan of Merger, dated as of November 12, 2020 (the “Agreement”), by and among the Registrant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Sumitovant”), Titan Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant (“Merger Sub”), and solely with respect ot Section 9.13 of the Agreement, Sumitomo Dainippon Pharma Co., Ltd., Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly-owned subsidiary of Sumitovant.

As a result of the consummation of the transactions contemplated by the Agreement, all offerings of the Registrant’s securities pursuant to the Registration Statement are terminated. Accordingly, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, Illinois, on the 29th day of March, 2021.

Urovant Sciences Ltd.

By:	/s/ James Robinson
James Robinson
Principal Executive Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3.